EXHIBIT 99.1


PRESS RELEASE


For immediate release

The French Company Verrerie Cristallerie D'Arques, world leader in Tableware, announces merger agreement with Mikasa to become No. 1 in Tableware in the North American Market.

Paris, France, and New York, NY, September 11, 2000. J.G. Durand Industries, S.A., the parent company of Verrerie Cristallerie d'Arques, the world's largest glass and crystal manufacturer, and Mikasa, Inc. (NYSE-MKS), a leading tabletop products company, have entered into a definitive merger agreement.

Under the terms of the merger agreement, Mikasa's public stockholders will receive $16.50 per share in cash, which represents a 69% premium to the last reported closing price of Mikasa stock. Alfred J. Blake, Chairman of Mikasa, Raymond B. Dingman, President and Chief Executive Officer of Mikasa, Anthony F. Santarelli, Executive Vice President of Mikasa, as well as George T. Aratani, Chairman Emeritus and the founder of Mikasa, will retain a substantial investment in Mikasa.

Philippe Durand, President du Directoire of J.G. Durand Industries and its subsidiary Verrerie Cristallerie d'Arques, stated, "This merger allows acceleration in our growth in the world's largest market for tabletop products and the addition of very attractive brands, which are highly valued by American consumers, and for which the development potential is global. We expect Mikasa's management team, associates and suppliers to continue the high standards that have made Mikasa a leader in the tabletop industry. We are particularly optimistic about the international opportunities available for Mikasa within our new alliance, given Verrerie Cristallerie d'Arques's substantial experience in worldwide distribution. With this combination, we are reinforcing our position as world leader in tableware."

Mikasa entered into the merger agreement following Board of Directors approval based in part upon the unanimous recommendation of a special committee comprised of non-management directors of Mikasa's Board of Directors. The special committee has received an opinion from CIBC World Markets that the price of $16.50 per share is fair from a financial point of view to the stockholders other than the holders that will retain a substantial investment.

Mr. Dingman, CEO of Mikasa, stated, "The transaction announced today fulfills our long-standing commitment to deliver maximum value to our stockholders while positioning Mikasa for accelerated growth and increased opportunities for the future. Verrerie Cristallerie d'Arques is known worldwide for its technical and manufacturing expertise and diverse channels of distribution, while Mikasa is best known for its marketing experience and design capabilities. The alliance will strengthen both organizations and broaden the opportunities available to each company."

Following completion of the transaction, it is expected that Mikasa will be operated as a stand-alone subsidiary and will return to being a privately held company. Senior members of Mikasa management, including Messrs. Blake, Dingman and Santarelli, will continue with Mikasa in their current roles.

Completion of the transaction is subject to customary closing conditions, including stockholder approval and receipt of regulatory and other approvals. The transaction is not subject to any financing contingency. Mikasa stockholder approval will be solicited by means of a proxy statement, which will be mailed by Mikasa to stockholders upon completion of the required Securities and Exchange Commission filing and review process.

Messrs. Blake, Dingman, Santarelli and Aratani, owning in the aggregate approximately 54.9% of the outstanding shares of Mikasa, have committed, except in certain circumstances, to vote their shares in favor of the transaction and against any alternative transaction. The companies currently anticipate completion of the transaction by the end of the fourth quarter of 2000.

Mikasa stockholders are advised to read the proxy statement regarding the merger when it becomes available because it will contain important information. Mikasa stockholders will be able to obtain a free copy of the proxy statement (once available) and other related documents filed by Mikasa at the SEC's website www.sec.gov. The proxy statement and the related documents may also be obtained from Mikasa, Inc., One Mikasa Drive, Secaucus, New Jersey 07096 attention:
Investor Relations. Mikasa, its directors and executive officers and certain other persons may be deemed to be "participants" in the solicitation of proxies in connection with the proposed transaction. Information regarding the participants will be available on a Schedule 14A filed by Mikasa with the Commission.

Mikasa was advised in the transaction by UBS Warburg and J.G. Durand Industries, S.A. was advised by Clinvest/Credit Lyonnais Investment Banking Group.

Notwithstanding its recommendation and consistent with the terms of the merger agreement, the special committee of Mikasa's board of directors has requested that the special committee's financial advisor, CIBC World Markets, be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the special committee of Mikasa's board of directors concludes that the failure to provide information to, or engage in discussions or negotiations with, such parties would be inconsistent with its fiduciary duties to Mikasa's stockholders, CIBC World Markets, in conjunction with the special committee of Mikasa's board of directors, may provide information to and engage in discussions and negotiations with such parties in connection with any such indicated interest. Under specified circumstances, Mikasa has the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction. The obligation of certain shareholders to support the merger agreement would also terminate upon the termination of the merger agreement. The full text of the merger agreement, which describes the obligations of Mikasa under such circumstances, as well as the shareholder support agreement, will be timely filed by Mikasa with the SEC and should be available at no cost from the SEC's web site.

Verrerie Cristallerie d'Arques

Established in France in 1825, Verrerie Cristallerie d'Arques is the world leader in tableware. Verrerie Cristallerie d'Arques achieved sales in 1999 of 1 billion euros, with over 80% generated outside France. It is commercially present in 160 countries with 30 representative offices on 5 continents and production units in France, the United States, Spain and China.

Verrerie Cristallerie d'Arques, the specialists in automated crystal and glassware production, is present in glassware and crystal products for table and household decoration, in all the distribution channels and international markets. The group markets its products in a larger portfolio of famous brands including Cristal d'Arques, JG Durand, Luminarc, Arcoroc and Salviati.

In the United States, the Verrerie Cristallerie d'Arques Group has a production subsidiary in Millville, NJ, the Durand Glass Manufacturing Company, and a sales subsidiary, Arc International North America.

Verrerie Cristallerie d'Arques, whose headquarters are in Arques (France), employs 13,800 people, including 11,900 in France and 1,230 in the United States.

Mikasa

Mikasa, Inc. is a leading designer, developer and marketer of quality tabletop products. The Company markets its products to retail accounts including department stores, specialty retail stores and mass merchants, and through Company operated retail stores.

Founded in 1948, Mikasa's growth in the 1960's was spurred by pioneering a totally new direction in dinnerware-the casual style in the North American market. This innovation proved to be immensely popular with the consumer and was a catalyst for Mikasa's continuous rapid sales growth.

In 1978 Mikasa initiated its tabletop diversification efforts by designing and outsourcing Mikasa crystal products from Europe to augment its already successful dinnerware lines. During the 1980's this diversification effort was expanded with the introduction of stainless flatware, gifts, table linens and decorative accessories for the home.

With a sales volume of US $ 420 million in 1999, Mikasa is the North American market leader in branded tableware. Today the Mikasa brand has gained consumer recognition and respect as a market innovator and enjoys substantial market share in both dinnerware and crystal.

Mikasa and its management team have demonstrated an ongoing ability to anticipate emerging consumer trends with a long history of expertise in outsourcing and rapid product development. This expertise has enabled the Company to deliver an ongoing succession of stylish and successful product introductions.

Mikasa, with headquarters in Secaucus, NJ (United States), employs 4,000 associates. The Company owns and operates 167 retail stores in the United States, Canada and Puerto Rico under the Mikasa name and markets its products through 6,700 independent retail accounts including leading department stores in North America. The Company markets its products under the Mikasa, Studio Nova, Home Beautiful and Christopher Stuart brand names.

The matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties and other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. Those factors include risks and uncertainties relating to the Company's ability to open new stores within planned parameters, the success of new product introductions and the continued success of existing products, our ability to enhance margins through future gains in efficiency, the ability to establish a successful e-commerce function, the capabilities of our distribution system to handle increased volume and the general business risks associated with a consumer products company. These and other factors are detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission.


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                Press contact for Verrerie Cristallerie d'Arques

                In the United States: Liza Olsen - (212) 614 4951
                In France:  Valerie Foulon - (011 33) 6 07 14 04 96


                Contact for Mikasa, Inc.
                Brenda W. Flores, Chief Financial Officer - (201) 867-9210


                Jeffrey Zack/Laila Danesh, Media: Stacy Roth
                Morgen-Walke Associates - (212) 850-5600